Exhibit 4.34

Exclusive Technical and Consulting Service Agreement

THIS Exclusive Technical and Consulting Service Agreement (this “Agreement”) is made on January 1, 2019 by the following two parties in Shanghai, the People’s Republic of China (“PRC”):

1.	Shanghai Quyun Internet Technology Co., Ltd., a limited liability company established and validly existing under PRC law with its registered address at [REDACTED] (“Party A”); and

2.	Shanghai DragonS Information Technology Co., Ltd., a limited liability company established and validly existing under PRC law with its registered address at [REDACTED] (“Party B”).

Party A and Party B are hereinafter referred to individually as “a Party” and collectively as “Parties”.

Whereas: Party A is a wholly foreign owned company established in the Republic of China (“PRC”), with the necessary and appropriate resources to provide technical and consulting services.

Whereas: Party B is a domestic company established in the PRC, with a business scope of providing services such as information technology, computer science, technical services, technology research, technology transfer, technical consulting, design, make, act as agent for advertisement, making plans for cultural and art exchange, enterprise image, marketing strategy, and so on (the activities conducted by Party B currently or from time to time during the term of this Agreement, collectively “Main Business”)

Whereas: Party B wishes to engage Party A to provide Party B with certain technical support and consulting services.

By friendly negotiation, the Parties agree as follows:

1.	Service Provision

1.1

Pursuant to the terms and conditions of this Agreement, during the term of this Agreement, Party B hereby appoints Party A as Party B’s exclusive service provider to provide Party B with comprehensive technical support, business support and related consulting services, which shall include services as determined necessary by Party A from time to time within the approved business scope of Party B, including but not limited to technical services, business consultations, assets equipment leasing, market consultancy, system integration, product research and system maintenance.

1.2

Party B agrees to accept the consultations and services provided by Party A. Party B further agrees that during the term of this Agreement, in terms of the services or other matters stipulated in this Agreement, it shall neither, directly or indirectly, accept any consultation and/or service that is the same as or similar to which under this Agreement provided by any third party, nor establish any similar cooperative relationship with any third party regarding the matters stated in this Agreement without Party A’s prior written consent. The Parties agree that Party A may appoint any other party (who may be designated to enter into certain agreements with Party B as described in Article 1.3), to provide Party B with the services and/or supports described under this Agreement.

1.3	Services Delivery

1.3.1

Party A and Party B agree that during the term of this Agreement, Party B may further enter into technical service agreement and consulting service agreement with Party A or other parties designated by Party A, as appropriate, in which shall describe the specific contents, manner, personnel and fees for each technical service and consulting service.

1.3.2

For better performance of this Agreement, the Parties agree that within the term of this Agreement, Party B will, as appropriate, based on the needs of business development, enter into Equipment/Asset Leasing Agreement with Party A or its designated party pursuant to which Party A or its designated party shall provide related equipment and assets to Party B.

1.3.3

Party B hereby grants to Party A an irrevocable and exclusive right to purchase, at Party A’s option and in compliance with the laws and regulations of PRC, all or part of Party B’s assets and business, at the lowest price as permitted by the PRC law. The Parties will enter into a separate agreement with respect to the terms and conditions of such transfer.

1.3.4	Party A has the right to assign part of the services to be performed under this Agreement to a third party.

2.	Service Fees and Payment

The Parties agree that in consideration of the all the services provided by Party A to Party B under this Agreement, Party A shall provide bills to Party B on the basis of the price determined by Party A as well as the workload of services provided to Party B. Party B shall pay relevant service fees (“Service Fees”) to Party A in accordance with the date and amount specified in the bills. Party A may unilaterally make other arrangements with respect to the payment of Service Fees at any time. If Party A adjusts the amount of Service Fees and informs Party B by prior written notice for such adjusted Service Fees, Party B shall pay the Service Fees at the adjusted amount. Service Fees shall be settled monthly on the basis of the actual services provided by Party A to Party B; Party B shall, within 30 days from the last day of each month, (a) provide Party A with the management statement, operating statistics and other financial information for the current month, including the income of Party B during the month; (b) pay the monthly Service Fees to Party A (“Monthly Service Fee”). Party B shall, within 90 days from the end of every financial year, (a) provide Party A with the audited financial statement of the current financial year, which shall be audited and certified by the independent chartered accountant approved by Party A; (b) If according to the audited financial statement, the total amount of the payment by Party B to Party A have any deficiency within the financial year, Party B shall pay Party A the balance.

3.	Intellectual Property and Confidentiality

3.1

To the extent permitted under the PRC law, Party A shall have the exclusive rights and interests in all rights, ownership, interests and intellectual properties arising out of or created during the performance of this Agreement, which shall include, but not limited to, copyrights, patents, patent applications, software, technology secrets, trade secrets and other rights and interests. Party B shall sign all necessary documents, take all appropriate actions, submit all the documents and/or applications, provide all proper assistances and take all other actions solely determined by Party A as necessary to give all the ownership, rights and interests of such intellectual property to Party A, and/or perfect the protection of Party A’s intellectual property rights.

3.2

Party B agrees to indemnify Party A for any and all economic losses that Party A suffers as a result of Party B’s infringement of the intellectual property right of any third party (including copyright, trademark, patent and know-how).

3.3

The Parties acknowledge and confirm that any oral or written information exchanged between the Parties related to this Agreement, the content of this Agreement, and for preparing or performing this Agreement is confidential information. Each party shall maintain the confidentiality of the information and without the written consent of the other party, it shall not disclose any confidential information to any third parties, excluding the following: (a) any information is or will be acknowledged by the public (provided that it is not the result of a disclosure to the public without authorization made by a party who receives the confidential information ); (b) any information required to disclose under the applicable laws and regulations, stock trading rules, or orders of government departments or courts; or (c) information required to be disclosed by any Party to its shareholders, investors, legal or financial counsels regarding the transaction stated in this Agreement, and such shareholders, legal or financial counsels shall also be required to comply with the confidentiality duties similar to the duties contained under this clause. Any disclosure by staff or agencies hired by a Party should be deemed as a disclosure by such party and such party shall be liable for breach of this Agreement. This article shall survive regardless of the termination of this Agreement for any reason.

3.4	Both Parties agree that this article shall survive and remain in full force and effect regardless of any modification, rescission or termination of this Agreement.

4.	Representations and Warranties

4.1	Party A hereby represents and warrants as follows:

4.1.1	Party A is an exclusively foreign-owned enterprise legally registered and validly existing in accordance with PRC laws.

4.1.2

Party A has taken necessary corporate actions, achieved necessary authorizations, and obtained all consents and approvals by third parties and governmental authorities (if needed) for the execution and performance of this Agreement. The execution and performance of this Agreement by Party A does not violate any specific provision of laws or regulations.

4.1.3	This Agreement constitutes legal, valid and binding obligations of Party A, enforceable against it pursuant hereto.

4.2	Party B hereby represents and warrants as follows:

4.2.1

Party B is an enterprise legally registered and validly existing in accordance with PRC laws. Party B has obtained the permits and licenses issued by the governmental authorities required for engaging in main business.

4.2.2

Party B has taken necessary corporate actions, achieved necessary authorizations, and obtained all consents and approvals by third parties and governmental authorities (if needed) for the execution and performance of this Agreement. The execution and performance of this Agreement by Party B does not violate any specific provision of laws or regulations.

4.2.3	This Agreement constitutes legal, valid and binding obligations of Party B, enforceable against it pursuant hereto.

5.	Effectiveness and Term of the Agreement

5.1

This Agreement is executed and taken effect on the date written first above. Unless earlier terminated in accordance with the terms of this Agreement or determined by Party B, this Agreement shall be effective indefinitely.

5.2

In case that either Party’s business period expires, such Party shall, in a timely manner, to extend its business period to the extent such that this Agreement could be in effect and carried out on an ongoing basis. If either party’s application to extend its business term is declined, this Agreement shall be void and null when the business term of such Party expires.

5.3	The rights and obligations of both Parties under sections 3,6,7,9 and this section 5.3 shall survive after the termination of this Agreement .

6.	Applicable Law and Dispute Resolution

6.1	The execution, effectiveness, interpretation, implementation, amendment and termination of this Agreement and the resolution of disputes shall be governed by PRC law.

6.2

Any dispute arising from interpretation and implementation of this Agreement shall be firstly solved by both Parties through friendly negotiation. If the dispute cannot be resolved within 30 days after the written notice sent from one party to the other for negotiation and resolution, any party may submit the relevant dispute to China International Economic and Trade Arbitration Commission for arbitration in accordance with the arbitration rules then effective. The arbitration shall be conducted in Shanghai and the language used is Chinese. The award of the arbitral tribunal shall be final and binding on both Parties.

6.3

When any dispute arising from interpretation and implementation of this Agreement occurs and when any dispute is under arbitration, except for the matters under dispute, both Parties shall continue to exercise their other rights under this Agreement and perform their other obligations under this Agreement.

7.	Indemnification

7.1

Party A has the right to terminate this Agreement and/or require Party B to fully indemnify Party A if Party B substantially breach any sections hereof; this section 7.1 shall not preclude any other rights of Party A hereof.

7.2	Unless specifically provided for by applicable laws, Party A has no right, under any circumstances, to terminate or cancel this Agreement.

7.3

Party B shall indemnify in full and hold harmless of Party A for any loss, damage, liability or fee arising from the lawsuits, requests or other demands against Party A arising from the consulting and service provided to Party B according to this Agreement, unless such losses, damages, liabilities or fees are resulting from gross negligence or willful misconduct of Party A.

8.	Force Majeure

8.1

Neither Party is responsible for any failure to perform its obligation under this Agreement, if it is prevented or delayed in performing those obligations by an event or circumstance which is beyond the control, unforeseeable, and unavoidable by such Party including, but not limited to, earthquake, typhoon, flood, fire, epidemic, war, strike (“Force Majeure”).

8.2

Where there is an event of force majeure, the Party prevented from or delayed in performing its obligations under this Agreement shall immediately notify the other Party of such event, and within 15 days thereafter provide the other Party with full particulars of the event of force majeure, and the reasons for the event of force majeure preventing that Party from, partially or fully, or delaying that Party in performing its obligations under this Agreement.

8.3

Failure to notify the other Party and to provide the particulars and reasons will subject that Party to liabilities for not fully performing its obligations under this Agreement. The Party claiming an event of force majeure shall use its reasonable efforts to mitigate the effect of the event of force majeure, and upon the termination of such event of force majeure, immediately fulfil its obligation hereunder. Failure to perform its obligations hereunder after the termination of an event of force majeure will subject such Party to liabilities.

9.	Notice

9.1

All notices and other communications required or sent under this Agreement shall be delivered personally, registered post, postage paid or business express service or fax to the Party’s following address. Each notice shall also be delivered by email. The dates on which the notices shall be deemed to have been effectively delivered shall be determined as follows:

9.1.1

For notices delivered by personal delivery, express service or registered post, postage paid, the effectively delivered date shall be deemed as the date of delivery or refusal at the address specified for notices.

9.1.2	For the notices delivered by fax, the effectively delivered date shall be deemed as the date of delivered successfully (as evidenced by an automatically generated confirmation of transmission).

9.2	For the purpose of notice, the addresses of the Parties are as follows:

Party A  Shanghai Quyun Internet Technology Co., Ltd.

Address:  [REDACTED]

Recipient:  [REDACTED]

Mobile:    [REDACTED]

Party B:  Shanghai DragonS Information Technology Co., Ltd.

Address:  [REDACTED]

Recipient:  [REDACTED]

Mobile:    [REDACTED]

9.3	Any Party may at any time change its address for notices by a notice delivered to the other Party in accordance with the terms hereof.

10.	Assignment

10.1	Without Party A’s prior written consent, Party B shall not assign its rights and obligations to any third party.

10.2	Party B hereby agrees that Party A is entitled to assign its rights and obligations under this Agreement to any third party when necessary without prior notice to Party B or consent from Party B.

11.	Severability

If one or several provisions of this Agreement are found to be invalid, illegal or unenforceable according to any law or regulation in any aspect, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or damaged in any aspect. The Parties shall strive for replacing those invalid, illegal or unenforceable provisions with effective provisions within the highest limit of permission of laws and expectation of both Parties by sincerely negotiation, and the economic effects of such effective provisions shall as close as possible to that of those invalid, illegal or unenforceable provisions.

12.	Amendments and supplements

Both Parties may make amendments and supplements to this Agreement by written agreement. The amendments and supplements regarding this Agreement executed by both Parties are the constituent parts of this Agreement and shall have equivalent legal effect as this Agreement.

13.	Language and Copies

This Agreement is written in Chinese in two originals. Each party shall retain one and all the originals shall be equally valid.

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[Signature Page]

Shanghai Quyun Internet Technology Co., Ltd.

(Seal)

Signature:	/s/ Lei Li
Name: Lei Li
Title: Legal Representative

Shanghai DragonS Information Technology Co., Ltd.

(Seal)

Signature:	/s/ Biao Liu
Name: Biao Liu
Title: Legal Representative

The Signature Page of Exclusive Technical and Consulting Service Agreement